Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Edge Petroleum Corporation

Houston, TX

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3  (File No. 333-143474) and the Registration Statements on Form S-8 (File No. 333-141254, No. 333-113619, No. 333-106484, No. 333-61890, No. 333-93209 and No. 333-22571) of our report dated June 18, 2007, relating to the statements of revenues and direct operating expenses of the oil and natural gas properties acquired from Smith Production Inc. for each of the years in the three-year period ended December 31, 2006 appearing in Edge Petroleum’s current report on Form 8-K/A filed on July 11, 2007.

We also consent to the reference to us under the caption “Experts” with respect to the report referred to above in the Registration Statement on Form S-3 (File No. 333-143474) filed on June 1, 2007.

Houston, Texas
July 11, 2007